UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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☒  Soliciting Material Pursuant to Section 240.14a-12

TLC VISION CORPORATION
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On March 6, 2008, Dr. Stephen Joffe delivered a letter to the Chairman and the Board of Directors of TLC Vision Corporation (the “Corporation”) and a nomination form nominating three persons for election as director of the Corporation.  The letter also indicates Dr. Joffe’s intention to prepare proxy materials and solicit proxies in favor of the nominees in connection with the Corporation’s 2008 Annual Meeting of Shareholders.  Dr. Joffe also issued a press release on March 6, 2008 regarding the nominations.  Finally, Dr. Joffe is today amending his Schedule 13D, as amended, filed by Dr. Joffe with regard to the Corporation.  The letter,  nomination form and press release are filed with and incorporated in this Schedule 14A by reference to the Schedule 13D/A filed today by Dr. Joffe as Exhibits 99.6, 99.7 and 99.8, respectively.  In addition, the press release (which contains the letter) is also included as Exhibit I to this Schedule 14A.

The potential participants in the solicitation of proxies from shareholders of the Corporation include Dr. Joffe and the other two persons nominated by Dr. Joffe—Michael R. Henderson and Cathy Willis.  Information regarding Dr. Joffe, Mr. Henderson and Ms. Willis is contained in Exhibit I.  Dr. Joffe’s beneficial ownership of common shares of the Corporation is set forth in the Schedule 13D, as amended, filed by Dr. Joffe with regard to the Corporation.  Neither Mr. Henderson nor Ms. Willis beneficially owns any common shares of the Corporation.

ALL SHAREHOLDERS OF THE CORPORATION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY STEPHEN N. JOFFE FROM THE SHAREHOLDERS OF THE CORPORATION FOR USE AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF THE CORPORATION AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, STEPHEN N. JOFFE WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED AT ITS TOLL-FREE NUMBER:(888) 750-5834.  INFORMATION RELATING TO STEPHEN N. JOFFE IS CONTAINED IN AND INCORPORATED BY REFERENCE FROM HIS SCHEDULE 13D, AS AMENDED.

EXHIBIT I

For Further Information:

Media: Thor Valdmanis The Dilenschneider Group 212-922-0900	Investors: Rob Swadosh and Art Gormley The Dilenschneider Group 212-922-0900

For Immediate Release

JOFFE ANNOUNCES BOARD NOMINEES FOR 2008 TLC VISION SHAREHOLDER MEETING

Requests Immediate Appointment to Replace Long Vacant Board Seat

Intends to Vigorously Pursue His Slate’s Election;
Seeks Response by March 10

CINCINNATI, OHIO (March 6, 2008) – Dr. Stephen N. Joffe, a Cincinnati investor and laser vision correction industry pioneer who holds 5% of the shares of TLC Vision Corporation (NasdaqGS:TLCV), has delivered written notice to TLC Vision for the nominations of Michael R. Henderson, Cathy Willis and himself to stand for election as a minority slate of directors at the 2008 annual meeting of shareholders.

Additionally, Dr. Joffe has requested that the TLC Vision board immediately appoint one of his nominees to fill a long-vacant seat on the company’s board, and endorse that nominee’s election to a full term.  Should they fail to do this, Dr. Joffe demands that the Board explain its rationale and provide details on the decision-making criteria it uses to select Board members.

TLC Vision operates approximately 80 refractive centers in the U.S. and Canada.  Dr. Joffe is the founder and past CEO of LCA-Vision, Inc., parent company of LasikPlus, TLC Vision’s largest competitor.  He has no current relationship with LCA-Vision, Inc.

Dr. Joffe stated, "Having built the most successful company in this industry, I understand it will take a knowledgeable and experienced leadership team to turn TLC Vision around.  Michael Henderson and Cathy Willis possess the insight and requisite business acumen to help me fix the vast number of critical operational and financial issues facing the company.”

Dr. Joffe ended his affiliation with Cincinnati-based LCA-Vision, Inc. (Nasdaq: LCAV), in early 2006.  During his 10-year tenure as the company’s founder, chairman and CEO, he created a company whose market value dwarfed that of TLC Vision and returned more that 4,000 percent to shareholders.  The value of LCA-Vision’s shares have fallen more than 75% percent since his February 2006 departure as the company’s CEO.

Mr. Henderson also possesses significant refractive industry experience, having served as president and CEO of publicly traded LVC (Laser Vision Centers) Corporation from 1996 to 2000.  During his tenure at LVC annual revenues grew from under $2 million to $85 million in 36 months.

Ms. Willis is a founder of Felton Willis, LLC, a market research firm that specializes in healthcare-related matters on behalf of both pharmaceutical and consumer products companies.  She also offers extensive corporate marketing experience, having served in key managerial positions at P&G.

In a letter to TLC Vision chairman Warren S. Rustand and the entire TLC Vision board dated March 6, 2008, and filed with Dr. Joffe’s amended Schedule 13D today, Dr. Joffe stated: “If I do not receive verification in writing by Monday, March 10, 2008, that the Corporation will include the Director Nominees in its proxy materials for the 2008 Annual Meeting of Shareholders, I will proceed to make other arrangements to give effect to my minority slate of Director Nominees. I intend to file proxy materials with the Securities and Exchange Commission and solicit proxies for the Director Nominees and to vigorously pursue the election of the Director Nominees at the 2008 Annual Meeting of Shareholders.”

Dr. Joffe has called on the TLC Vision Board to create a leadership team that can effectively lead.  “TLC shareholders have witnessed almost two-thirds of the company’s value disappear in the past year.  We deserve better,” he said.  “We deserve a board that will speak up for the shareholders it represents.  We deserve a board that is not afraid to fix what is broken.  We deserve a board that understands the meaning of leadership, and the responsibilities that accompany it.”

The full text of the letter appears below.

About Stephen N. Joffe
Stephen N. Joffe, MD, FACS, FCS (SA), FRCS, age 65, is past Chairman of the Board and Chief Executive Officer of LCA-Vision.  He was the founder of the Company’s corporate predecessor, Laser Centers of America, Inc., and served as its Chairman of the Board and Chief Executive Officer from its formation in 1985 until its merger into LCA-Vision in 1995.  In 1983, Stephen Joffe also founded and served as Chairman of Surgical Laser Technologies, Inc. until 1989.  He is presently the Chief Executive Officer of the Joffe Foundation, a non-profit charity and Co-Chairman of Joffe LLC, a healthcare services company. In addition, Dr. Joffe is an Esteemed Quondam Professor of Surgery at the University of Cincinnati Medical Center, an honor he has held since 1990.  He has held other medical faculty appointments at the Universities of London, Glasgow and Cincinnati and fellowships in the American College of Surgeons and the Royal College of Surgeons of Edinburgh and Glasgow.  He has published 170 articles in peer-reviewed and scientific journals and authored 35 chapters for medical books as well as written and edited several books on lasers and their application to medicine and surgery.

About Michael R. Henderson
Michael R. Henderson, age 45, has served as Chairman and Chief Executive Officer of Moon World Resorts Inc., a private company in Vancouver, Canada, since May of 2000.  Mr. Henderson devised and designed this major mega-resort and real estate development, which employs a global team of 120 sales and creative professionals, including a group of top-tier architects and engineers.  Earlier, Mr. Henderson was President and CEO of LVC (Laser Vision Centers) Corporation, a public company (TSXV), from 1996 to 2000.  While he led LVC Corporation, its revenues grew from $1.2 million to $85 million in 36 months.  LVC Corporation became one of the fastest growing surgical companies with a staff that grew from six to over 450.  Mr. Henderson directed 31 clinic build-outs, 28 additional planned build-outs, and successfully took the company public after raising over $30 million in private equity financing. Before joining LVC Corporation, Mr. Henderson served as Division President of Rentokil Initial PLC, a public company (LSE), from 1991 to 1996 where he built a powerful sales team across Canada.  Prior to Rentokil, from 1983 to 1991, he was the Divisional Manager of the Phillips Distribution Auto Group, a private company in Ireland where he posted many sales records.  Mr. Henderson is a target-orientated, seasoned management professional with considerable experience in all business areas – including concept design, product, marketing, sales, service, investor relations, public relations, human resources and overall corporate development. He is a highly organized team player with a results-focused approach.

About Cathy Willis
Cathy Willis, age 52, has over 30 years of marketing and marketing research experience, both on the corporate side as a Brand Manager and Marketing Director and as co-founder of Felton Willis, LLC, a qualitative research and strategy development company.  Ms. Willis was a Marketing Director in Pharmaceuticals at Procter & Gamble, with direct responsibility for women’s health, GI and anti-infective products.  She also had extensive marketing experience at P&G developing targeted marketing programs for a range of consumer products such as diapers, feminine care, skin care, oral care and food/nutritional products.  In 1998, Ms. Willis co-founded Felton Willis, LLC.  The company offers full-service qualitative research to a range of blue-chip clients, including “Fortune 500” consumer product and pharmaceutical companies.  Her focus is primarily on all aspects of health care, both understanding the healthcare consumer and the key medical decision-makers -- MDs, nurses, and managed care professionals.  She is a graduate of Miami University with a degree in English/Journalism.

###

March 6, 2008

TLC Vision Corporation 16305 Swingley Ridge Road Suite 300 St. Louis, Missouri 63017	TLC Vision Corporation 5280 Solar Drive, Suite 100 Mississauga, Ontario L4W 5M8 Canada

Dear Warren:

Accompanying this letter is a formal nomination to the Board of Directors of TLC Vision Corp. (the “Corporation”) of Stephen N. Joffe, Michael R. Henderson and Cathy Willis (collectively, the “Director Nominees”).  As I am certain that you and your Board of Directors will agree, each of these Director Nominees offers impressive credentials:

Stephen N. Joffe, MD, FACS, FCS (SA), FRCS, age 65, is past Chairman of the Board and Chief Executive Officer of LCA-Vision.  He was the founder of the Company’s corporate predecessor, Laser Centers of America, Inc., and served as its Chairman of the Board and Chief Executive Officer from its formation in 1985 until its merger into LCA-Vision in 1995.  In 1983, Stephen Joffe also founded and served as Chairman of Surgical Laser Technologies, Inc. until 1989.  He is presently the Chief Executive Officer of the Joffe Foundation, a non-profit charity and Co-Chairman of Joffe LLC, a healthcare services company. In addition, Dr. Joffe is an Esteemed Quondam Professor of Surgery at the University of Cincinnati Medical Center, an honor he has held since 1990.  He has held other medical faculty appointments at the Universities of London, Glasgow and Cincinnati and fellowships in the American College of Surgeons and the Royal College of Surgeons of Edinburgh and Glasgow.  He has published 170 articles in peer-reviewed and scientific journals and authored 35 chapters for medical books as well as written and edited several books on lasers and their application to medicine and surgery.

Michael R. Henderson, age 45, has served as Chairman and Chief Executive Officer of Moon World Resorts Inc., a private company in Vancouver, Canada, since May of 2000.  Mr. Henderson devised and designed this major mega-resort and real estate development, which employs a global team of 120 sales and creative professionals, including a group of top-tier architects and engineers.  Earlier, Mr. Henderson was President and CEO of LVC (Laser Vision Centers) Corporation, a public company (TSXV), from 1996 to 2000.  While he led LVC Corporation, its revenues grew from $1.2 million to $85 million in 36 months.  LVC Corporation became one of the fastest growing surgical companies with a staff that grew from six to over 450.  Mr. Henderson directed 31 clinic build-outs, 28 additional planned build-outs, and successfully took the company public after raising over $30 million in private equity financing. Before joining LVC Corporation, Mr. Henderson served as Division President of Rentokil Initial PLC, a public company (LSE), from 1991 to 1996 where he built a powerful sales team across Canada.  Prior to Rentokil, from 1983 to 1991, he was the Divisional Manager of the Phillips Distribution Auto Group, a private company in Ireland where he posted many sales records.  Mr. Henderson is a target-orientated, seasoned management professional with considerable experience in all business areas – including concept design, product, marketing, sales, service, investor relations, public relations, human resources and overall corporate development. He is a highly organized team player with a results-focused approach.

Cathy Willis, age 52, has over 30 years of marketing and marketing research experience, both on the corporate side as a Brand Manager and Marketing Director and as co-founder of Felton Willis, LLC, a qualitative research and strategy development company.  Ms. Willis was a Marketing Director in Pharmaceuticals at Procter & Gamble, with direct responsibility for women’s health, GI and anti-infective products.  She also had extensive marketing experience at P&G developing targeted marketing programs for a range of consumer products such as diapers, feminine care, skin care, oral care and food/nutritional products.  In 1998, Ms. Willis co-founded Felton Willis, LLC.  The company offers full-service qualitative research to a range of blue-chip clients, including “Fortune 500” consumer product and pharmaceutical companies.  Her focus is primarily on all aspects of health care, both understanding the healthcare consumer and the key medical decision-makers -- MDs, nurses, and managed care professionals.  She is a graduate of Miami University with a degree in English/Journalism.

As previously disclosed in my Schedule 13D filings, I beneficially own in excess of 5% of the outstanding common shares of the Corporation.  Therefore, I am nominating the Director Nominees pursuant to the Corporation’s Articles of Incorporation, as amended, which permit beneficial owners of 5% or more of the outstanding common shares to nominate directors.  I note  the Corporation’s public disclosure in its filings, with the Securities and Exchange Commission and otherwise, provides that such owners can nominate persons to serve as directors (which includes a requirement that nominees be named in the Corporation’s proxy materials for the next annual meeting of shareholders).  I further understand that the nomination is being made in a timely fashion, at least 90 days prior to the anniversary date of the 2007 Annual Meeting of Shareholders.

I request that you verify in writing to me no later than the close of business on Monday, March 10, 2008, that you will include the Director Nominees in the Corporation’s proxy materials for its 2008 Annual Meeting of Shareholders.  I understand that the Board has a previously scheduled meeting for the date of this letter and the following day, so a timely written response from the Corporation is both feasible and in the best interests of all of the shareholders of the Corporation.

If I do not receive verification in writing by Monday, March 10, 2008, that the Corporation will include the Director Nominees in its proxy materials for the 2008 Annual Meeting of Shareholders, I will proceed to make other arrangements to give effect to my minority slate of Director Nominees.  I intend to file proxy materials with the Securities and

Exchange Commission and solicit proxies for the Director Nominees and to vigorously pursue the election of the Director Nominees at the 2008 Annual Meeting of Shareholders.

Given the fact that one director has resigned since being elected at the 2007 Annual Meeting of Shareholders (creating a vacancy) and the fact that the Board has apparently not identified a suitable and qualified successor, the Board should consider immediately nominating one of the Director Nominees to the Board immediately.  Otherwise, the Corporation is obligated to communicate to the shareholders the reasons why at least one of the Director Nominees is not qualified both to be added to the Board immediately to fill the existing vacancy and to be recommended by the Board for re-election at the 2008 Annual Meeting of Shareholders.  I note the Corporation’s discussion in the proxy materials for its 2007 Annual Meeting of Shareholders that “[t]here are no differences in the manner in which the [Corporation’s] Nominating and Corporate Governance Committee will review and consider director nominees recommended by shareholders.”  Given the obvious credentials of the Director Nominees, which are at least on par with all of the current directors, if the Board both rejected my nomination of the Director Nominees and chose not to nominate the Director Nominees by its own action, all of the shareholders and I would be interested to learn more about the criteria utilized by the Board in evaluating potential nominees.

I look forward to hearing from you by March 10, 2008.

Sincerely, /s/ Stephen N. Joffe Stephen N. Joffe
cc:           TLC Vision Corporation Board of Directors

James Wachtman, C.E.O.
Michael DePaolis, O.D.
Richard Lindstrom, M.D.
Toby S. Wilt